As filed with the Securities and Exchange Commission on May 13, 2013
Registration No. 333-187902

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3/A
(Amendment No.2)
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

PARK CITY GROUP, INC.
(Exact Name Of Registrant As Specified In Its Charter)

Nevada	37-1454128
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

299 South Main Street, Suite 2370 Salt Lake City, UT 84111 (435) 645-2000	Edward L. Clissold Chief Financial Officer, Secretary and General Counsel 299 South Main Street, Suite 2370 Salt Lake City, UT 84111 (435) 645-2000
(Address, including zip code, and telephone number, including area code of Registrant’s principal executive offices),	(Name, address, including zip code, and telephone number, including area code, of agent for service)

From time to time after this registration statement becomes effective
(Approximate date of commencement of proposed sale to public)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Daniel W. Rumsey, Managing Partner
Disclosure Law Group, LLP
600 West Broadway, Suite 700
San Diego, CA 92101
(619) 795-1134

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, please check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED WITHOUT NOTICE. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE OF THESE SECURITIES IS NOT PERMITTED.

Prospectus, Subject to Completion, Dated May 13, 2013

PROSPECTUS

1,025,478 SHARES COMMON STOCK

We are registering 1,025,478 shares of our common stock, par value $0.01 ("Common Stock"), of Park City Group, Inc. ("we", "us," or the "Company") by selling stockholders listed beginning on page 11 of this prospectus (the "Selling Stockholders").  All of the shares being offered, when sold, will be sold by the Selling Stockholders. The shares of Common Stock registered for resale under this Registration Statement include:

●	Up to 756,858 shares of Common Stock issued in a series of private placement transactions on March 14, 15 and 22, 2013 (the "Private Placements"); and
●
Up to 268,620 shares of Common Stock issuable upon the exercise of five-year warrants with an exercise price of $3.50 per share (each a "Warrant" and collectively, the "Warrants") issued in connection with the Private Placements.

We will not receive any proceeds from the sale of Common Stock by the Selling Stockholders; however, if any of the Warrants are exercised, we will receive the exercise price of the Warrants. We will pay the expense of registering the Common Stock sold by the Selling Stockholders. See "Selling Stockholders" beginning on page 11 of this prospectus for a list of the Selling Stockholders.

The shares of Common Stock are being registered to permit the Selling Stockholders to sell such shares from time to time, in amounts and at prices and on terms determined at the time of the offering. The Selling Stockholders may sell the Common Stock covered by this prospectus in a number of different ways and at prevailing market prices or privately negotiated transactions. We provide more information about how the Selling Stockholders may sell the shares in the section entitled "Plan of Distribution" beginning on page 14 of this prospectus.

Our Common Stock is registered under Section 12(b) of the Securities Exchange Act of 1934 and is traded on the NYSE MKT (formerly known as the NYSE AMEX) under the symbol “PCYG”. The last reported sales price per share of our common stock as reported by the NYSE MKT on May 10, 2013 was $5.12.

No underwriter or other person has been engaged to facilitate the sale of Common Stock in this offering.

You should rely only on the information contained in this prospectus. We have not, and the Selling Stockholders have not, authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. If anyone provides you with different information, you should not rely on it. We are not, and the Selling Stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, result of operations and prospects may have changed since that date.

Investing in our securities involves risk. You should carefully consider the risk factors beginning on page 2 of this prospectus before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 13, 2013.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference into this prospectus. If any person does provide you with information that differs from what is contained or incorporated by reference in this prospectus, you should not rely on it. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You should assume that the information contained in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information contained in any document we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security. These documents are not an offer to sell or a solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

-i-

PROSPECTUS SUMMARY

                    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS.  THIS SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK.  YOU SHOULD CAREFULLY READ THE ENTIRE PROSPECTUS, ESPECIALLY THE RISKS OF INVESTING IN OUR COMMON STOCK DISCUSSED UNDER "RISK FACTORS".  UNLESS WE STATE OTHERWISE, THE TERMS "WE", "US", "OUR", "COMPANY", "MANAGEMENT", OR SIMILAR TERMS COLLECTIVELY REFER TO PARK CITY GROUP, INC., A NEVADA CORPORATION, AND ITS SUBSIDIARY, AS WELL AS THEIR RESPECTIVE PREDECESSORS.  SOME OF THE STATEMENTS IN THIS “PROSPECTUS SUMMARY" ARE FORWARD-LOOKING STATEMENTS.  SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" BELOW.

ABOUT THIS PROSPECTUS

    This prospectus constitutes part of the registration statement on Form S-3 filed with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "Securities Act"), utilizing a "shelf" registration or continuous offering process. It omits some of the information contained in the registration statement and reference is made to the registration statement for further information with regard to us and the securities being offered by the selling shareholders. Any statement contained in the prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC is not necessarily complete, and in each instance, reference is made to the copy of the document filed.

    This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, therefore, file reports and other information with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement, or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

    You should not assume that the information in this prospectus, any prospectus supplement or any other offering materials is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since then.

    Unless otherwise indicated in this prospectus or the context otherwise requires, references to "we", "us", "Park City Group", "the Company" or "our Company" refer to Park City Group, Inc. and its wholly owned subsidiaries.

ABOUT OUR COMPANY

    The Company is a Software-as-a-Service ("SaaS") provider that brings unique visibility to the consumer goods supply chain, delivering actionable information that ensures product is on the shelf when the consumer expects it.  Our service increases our customers’ sales and profitability while making lower inventory levels possible for both retailers and their suppliers.

    The Company is incorporated in the state of Nevada.  The Company’s 98.76% and 100% owned subsidiaries, Park City Group, Inc. and Prescient Applied Intelligence, Inc., respectively, are incorporated in the state of Delaware.  All intercompany transactions and balances have been eliminated in consolidation.

    The Company designs, develops, markets and supports proprietary software products. These products are designed for use in businesses having multiple locations to assist in the management of business operations on a daily basis and communicate results of operations in a timely manner.  In addition, the Company has built a consulting practice for business process improvement that centers around the Company’s proprietary software products and through establishment of a neutral and “trusted” third party relationship between retailers and suppliers.  The principal markets for the Company's products are multi-store retail and convenience store chains, branded food manufacturers, suppliers and distributors, and manufacturing companies, which have operations in North America, Europe, Asia and the Pacific Rim.

    The Company has also established a relationship with Levitt Partners, an internationally known health care and food safety-consulting firm, which formed ReposiTrak, Inc., formerly, Global Supply Chain Systems, Inc. ("ReposiTrak").  ReposiTrak provides a targeted solution for improving supply chain visibility for food and drug safety.  ResposiTrak’s solution, similarly called ResposiTrak™, is powered by the Company’s technology and was developed in response to the passage of the Food Safety and Modernization Act in January of 2011.  ResposiTrak™ enables grocery, supermarkets, packaged goods manufacturers, food processing facilities, drug stores and drug manufacturers, as well as logistics partners, to track and trace products and components to products throughout the food, drug and dietary supplement supply chains. In the event of a product recall, the solution quickly identifies the supply chain path taken by the recalled product or product component, and allows for the removal of affected products in a matter of minutes, rather than weeks.  Additionally, ResposiTrak™ reduces risk of further contamination in the supply chain by identifying backward chaining sources and forward chaining recipients of affected products in near real time.

    We market our products to businesses primarily on a subscription basis.  However, we also deliver our products on a license basis.  Our efforts are focused on a direct sales model and indirectly through qualified partners and service providers.

    The principal executive offices of the Company are located at 299 South Main Street, Suite 2370, Salt Lake City, Utah 84111.  The telephone number is (435) 645-2000.  The website address is http://www.parkcitygroup.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    The statements contained in this Form S-3 that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. These include statements about the Company’s expectations, beliefs, intentions or strategies for the future, which are indicated by words or phrases such as “anticipate”, “expect”, “intend”, “plan”, “will”, “the Company believes”, “management believes” and similar words or phrases. The forward-looking statements are based on the Company’s current expectations and are subject to certain risks, uncertainties and assumptions. The Company’s actual results could differ materially from results anticipated in these forward-looking statements. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements.

RISK FACTORS

    An investment in our common stock is subject to many risks. You should carefully consider the risks discussed below or incorporated by reference into this prospectus and the applicable prospectus supplement, including the financial statements and the related notes, before you decide whether to invest in our common stock. You should also consider the risks, uncertainties and assumptions discussed under the caption "Risk Factors" included in our Annual Report on Form 10-K for the year ended June 30, 2012, and in subsequent filings, which are incorporated by reference into this prospectus. Our business, operating results and financial condition could be harmed by any of the following risks.  The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

Risks Related to the Company

    The Company has incurred losses in the past and there can be no assurance that the Company will continue to operate profitably in the future.

    The Company’s marketing strategy emphasizes sales to clients acquired as a result of the Company's acquisition of Prescient Applied Intelligence, Inc. ("Prescient"). Sales of subscription based services, instead of annual licenses, and contracting with suppliers ("spokes") to connect to former Prescient clients ("hubs") has built a base of hubs for which to “connect” suppliers, thereby accelerating future growth. If, however, this marketing strategy fails, revenue and operations will be negatively affected.

    For the fiscal year ended June 30, 2012, the Company had a net loss of $858,667 compared to a net loss of $205,463, for the fiscal year ended June 30, 2011. Although the Company has achieved net income of $349,827 in the nine months ended March 31, 2013, there can be no assurance that the Company will reliably or consistently operate profitably in the future. If the Company does not operate profitably in the future, the Company’s current cash resources will be used to fund the Company’s operating losses.  Continued losses would have an adverse effect on the long-term value of the Company’s common stock and any investment in the Company.  The Company cannot give any assurance that the Company will continue to generate revenue or have sustainable profits.

 Although the Company’s cash resources are currently sufficient, the Company’s long-term liquidity and capital requirements may be difficult to predict, which may adversely affect the Company’s long-term cash position.

    Historically, the Company has been successful in raising capital when necessary, including stock issuances, securing loans from its officers and directors– including its Chief Executive Officer and majority stockholder– in order to pay its indebtedness and fund its operations, in addition to cash flow from operations. The Company anticipates that it will have adequate cash resources to fund its operations and satisfy its debt obligations for at least the next 12 months.  Thereafter, its liquidity and capital requirements will depend upon other factors, including the following:

●	the extent to which management can successfully execute its strategy of contracting with suppliers (spokes) to connect to existing retail clients recently acquired by the Company (hubs);

●	the progress and scope of product evaluations;

●	the ability of the Company to generate sufficient cash flow from operations to satisfy its debt obligations;

●	the success of new product introductions, including ReposiTrackTM;

●	the extent of the Company’s ongoing research and development programs; and

●	the costs of developing marketing and distribution capabilities.

    If the Company is required to seek additional financing in the future in order to fund its operations, retire its indebtedness and otherwise carry out its business plan, there can be no assurance that such financing will be available on acceptable terms, or at all, and there can be no assurance that any such arrangement, if required or otherwise sought, would be available on terms deemed to be commercially acceptable and in the Company’s best interests.

    Quarterly and Annual operating results may fluctuate, making it difficult to predict future performance.

    Management expects a significant portion of the Company’s revenue stream to come from the sale of subscriptions, and to a lesser extent, license sales, maintenance and services charged to new customers.  These amounts will fluctuate because predicting future sales is difficult and involves speculation.  In addition, the Company may potentially experience significant fluctuations in future operating results caused by a variety of factors beyond its control, including:

●	our ability to retain and increase sales to existing customers, attract new customers and satisfy our customers' requirements;
●	the renewal rates for our service;
●	the amount and timing of operating costs and capital expenditures related to the operations and expansion of our business;
●	changes in our pricing policies whether initiated by us or as a result of competition;
●	the cost, timing and management effort for the introduction of new features to our service;
●	the rate of expansion and productivity of our sales force;

●	new product and service introductions by our competitors;
●	variations in the revenue mix of editions or versions of our service;
●	technical difficulties or interruptions in our service;
●
general economic conditions that may adversely affect either our customers' ability or willingness to purchase additional subscriptions or upgrade their service, or delay a prospective customers' purchasing decision, or reduce the value of new subscription contracts or affect renewal rates;

●	timing of additional investments in our enterprise cloud computing application and platform services and in our consulting service;
●	regulatory compliance costs;
●	the timing of customer payments and payment defaults by customers;
●	extraordinary expenses such as litigation or other dispute-related settlement payments;
●	the impact of new accounting pronouncements; and
●	the timing of stock awards to employees and the related financial statement impact.

    Future operating results may fluctuate because of the foregoing factors, making it difficult to predict operating results.  Period-to-period comparisons of operating results are not necessarily meaningful and should not be relied upon as an indicator of future performance.  In addition, a relatively large portion of the Company’s expenses will be fixed in the short-term, particularly with respect to facilities and personnel.  Therefore, future operating results will be particularly sensitive to fluctuations in revenue because of these and other short-term fixed costs.

    The Company will need to effectively manage its growth in order to achieve and sustain profitability.  The Company’s failure to manage growth effectively could reduce its sales growth and result in continued net losses.

    To achieve continual and consistent profitable operations on a fiscal year on-going basis, the Company must have significant growth in its revenue from its products and services, specifically subscription-based services.  If the Company is able to achieve significant growth in future subscription sales, and expands the scope of its operations, the Company’s management, financial condition, operational capabilities, and procedures and controls could be strained.  The Company cannot be certain that its existing or any additional capabilities, procedures, systems, or controls will be adequate to support the Company’s operations.  The Company may not be able to design, implement or improve its capabilities, procedures, systems or controls in a timely and cost-effective manner.  Failure to implement, improve and expand the Company’s capabilities, procedures, systems or controls in an efficient and timely manner could reduce the Company’s sales growth and result in a reduction of profitability or increase of net losses.

    The Company’s officers and directors have significant control over it, which may lead to conflicts with other stockholders over corporate governance.

    The Company’s officers and directors, including the Chief Executive Officer, control approximately 44.9% of the Company’s common stock.  The Company’s Chief Executive Officer, Randall K. Fields, individually, controls 38.7% of the Company’s common stock. Consequently, Mr. Fields individually, and the Company’s officers and directors, as stockholders acting together, are able to significantly influence all matters requiring approval by the Company’s stockholders, including the election of directors and significant corporate transactions, such as mergers or other business combination transactions.

    The Company’s corporate charter contains authorized, unissued “blank check” preferred stock issuable without stockholder approval with the effect of diluting then current stockholder interests.

    The Company’s certificate of incorporation currently authorizes the issuance of up to 30,000,000 shares of ‘blank check’ preferred stock with designations, rights, and preferences as may be determined from time to time by the Company’s Board of Directors.  As of May 13, 2013, a total of 411,927 shares of Series B Convertible Preferred Stock (“Series B Preferred”) were issued and outstanding.  The Company’s board of directors is empowered, without stockholder approval, to issue one or more additional series of preferred stock with dividend, liquidation, conversion, voting, or other rights that could dilute the interest of, or impair the voting power of, the Company’s common stockholders.  The issuance of an additional series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control.

    Because the Company has never paid dividends on its common stock, investors should exercise caution before making an investment in the Company.

    The Company has never paid dividends on its common stock and does not anticipate the declaration of any dividends pertaining to its common stock in the foreseeable future. The Company intends to retain earnings, if any, to finance the development and expansion of the Company’s business.  The Company’s board of directors will determine future dividend policy at their sole discretion and future dividends will be contingent upon future earnings, if any, obligations of the stock issued, the Company’s financial condition, capital requirements, general business conditions and other factors.  Future dividends may also be affected by covenants contained in lending or other financing documents, which may be executed by the Company in the future.  Therefore, there can be no assurance that dividends will ever be paid on its common stock.

    The Company’s business is dependent upon the continued services of the Company’s founder and Chief Executive Officer, Randall K. Fields; should the Company lose the services of Mr. Fields, the Company’s operations will be negatively impacted.

    The Company’s business is dependent upon the expertise of its founder and Chief Executive Officer, Randall K. Fields.  Mr. Fields is essential to the Company’s operations.  Accordingly, an investor must rely on Mr. Fields’s management decisions that will continue to control the Company’s business affairs.  The Company currently maintains key man insurance on Mr. Fields’s life in the amount of $5,000,000; however, that coverage would be inadequate to compensate for the loss of his services. The loss of the services of Mr. Fields would have a materially adverse effect upon the Company’s business.

    If the Company is unable to attract and retain qualified personnel, the Company may be unable to develop, retain or expand the staff necessary to support its operational business needs.

    The Company’s current and future success depends on its ability to identify, attract, hire, train, retain and motivate various employees, including skilled software development, technical, managerial, sales, marketing and customer service personnel. Competition for such employees is intense and the Company may be unable to attract or retain such professionals. If the Company fails to attract and retain these professionals, the Company’s revenue and expansion plans may be negatively impacted.

    The Company’s officers and directors have limited liability and indemnification rights under the Company’s organizational documents, which may impact its results.

    The Company’s officers and directors are required to exercise good faith and high integrity in the management of the Company’s affairs.  The Company’s certificate of incorporation and bylaws, however, provide, that the officers and directors shall have no liability to the stockholders for losses sustained or liabilities incurred which arise from any transaction in their respective managerial capacities unless they violated their duty of loyalty, did not act in good faith, engaged in intentional misconduct or knowingly violated the law, approved an improper dividend or stock repurchase, or derived an improper benefit from the transaction. As a result, an investor may have a more limited right to action than if such a provision were not present. The Company’s certificate of incorporation and bylaws also require it to indemnify the Company’s officers and directors against any losses or liabilities they may incur as a result of the manner in which they operate the Company’s business or conduct the Company’s internal affairs, provided that the officers and directors reasonably believe such actions to be in, or not opposed to, the Company’s best interests, and their conduct does not constitute gross negligence, misconduct or breach of fiduciary obligations.

Business Operations Risks

    If the Company’s marketing strategy fails, its revenue and operations will be negatively affected.

    The Company plans to concentrate its future sales efforts towards marketing the Company’s applications and services, and specifically to contract with suppliers (“spokes”) to connect to our existing retail customers (“hubs”) previously signed up by the Company. These applications and services are designed to be highly flexible so that they can work in multiple retail and supplier environments such as grocery stores, convenience stores, specialty retail and route-based delivery environments.  There is no assurance that the public will accept the Company’s applications and services in proportion to the Company’s increased marketing of this product line, or that the Company will be able to successfully leverage its hubs to increase revenue by connecting suppliers.  The Company may face significant competition that may negatively affect demand for its applications and services, including the public’s preference for the Company’s competitors’ new product releases or updates over the Company’s releases or updates.  If the Company’s applications and services marketing strategies fail, the Company will need to refocus its marketing strategy toward other product offerings, which could lead to increased development and marketing costs, delayed revenue streams, and otherwise negatively affect the Company’s operations.

    Because the Company’s emphasis is on the sale of subscription based services rather than annual license fees, the Company’s revenue may be negatively affected.

    Historically, the Company offered applications and related maintenance contracts to new customers for a one-time, non-recurring up front license fee and provided an option for annually renewing their maintenance agreements.  The Company is now principally offering prospective customers monthly subscription based licensing of its products.  The Company’s customers may now choose to acquire a license to use the software on an Application Solution Provider basis (also referred to as ASP) resulting in monthly charges for use of the Company’s software products and maintenance fees.  The Company’s conversion from a strategy of one-time, non-recurring licensing based model to a monthly recurring fees based approach is subject to the following risks:

●	the Company’s customers may prefer one-time fees rather than monthly fees; and

●
there may be a threshold level (number of locations) at which the monthly based fee structure may not be economical to the customer, and a request to convert from monthly fees to an annual fee could occur.

    The Company faces threats from competing and emerging technologies that may affect its profitability.

    Markets for the Company’s type of software products and that of its competitors are characterized by:

●	development of new software, software solutions or enhancements that are subject to constant change;

●	rapidly evolving technological change; and

●	unanticipated changes in customer needs.

    Because these markets are subject to such rapid change, the life cycle of the Company’s products is difficult to predict.  As a result, the Company is subject to the following risks:

●	whether or how the Company will respond to technological changes in a timely or cost-effective manner;
●
whether the products or technologies developed by the Company’s competitors will render the Company’s products and services obsolete or shorten the life cycle of the Company’s products and services; and

●	whether the Company’s products and services will achieve market acceptance.

    Interruptions or delays in service from our third-party data center hosting facility could impair the delivery of our service and harm our business.

    We currently serve our customers from a third-party data center hosting facility located in the United States. Any damage to, or failure of, our systems generally could result in interruptions in our service. As we continue to add capacity, we may move or transfer our data and our customers' data. Despite precautions taken during this process, any unsuccessful data transfers may impair the delivery of our service. Further, any damage to, or failure of, our systems generally could result in interruptions in our service. Interruptions in our service may reduce our revenue, cause us to issue credits or pay penalties, cause customers to terminate their subscriptions and adversely affect our renewal rates and our ability to attract new customers. Our business will also be harmed if our customers and potential customers believe our service is unreliable.

    As part of our current disaster recovery arrangements, our production environment and all of our customers' data is currently replicated in near real-time in a separate facility physically located in a different geographic region of the United States. Companies and products added through acquisition may be temporarily served through an alternate facility. We do not control the operation of these facilities, and they are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures and similar events. They may also be subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct. Despite precautions taken at these facilities, the occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice or other unanticipated problems at these facilities could result in lengthy interruptions in our service. Even with the disaster recovery arrangements, our service could be interrupted.

    If our security measures are breached and unauthorized access is obtained to a customer's data, our data or our information technology systems, our service may be perceived as not being secure, customers may curtail or stop using our service and we may incur significant legal and financial exposure and liabilities.

    Our service involves the storage and transmission of customers' proprietary information, and security breaches could expose us to a risk of loss of this information, litigation and possible liability. These security measures may be breached as a result of third-party action, including intentional misconduct by computer hackers, employee error, malfeasance or otherwise during transfer of data to additional data centers or at any time, and result in someone obtaining unauthorized access to our customers' data or our data, including our intellectual property and other confidential business information, or our information technology systems. Additionally, third parties may attempt to fraudulently induce employees or customers into disclosing sensitive information such as user names, passwords or other information in order to gain access to our customers' data or our data, including our intellectual property and other confidential business information, or our information technology systems. Because the techniques used to obtain unauthorized access, or to sabotage systems, change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Any security breach could result in a loss of confidence in the security of our service, damage our reputation, disrupt our business, lead to legal liability and negatively impact our future sales.

    We cannot accurately predict subscription renewal or upgrade rates and the impact these rates may have on our future revenue and operating results.

    Our customers have no obligation to renew their subscriptions for our service after the expiration of their initial subscription period. Our renewal rates may decline or fluctuate as a result of a number of factors, including customer dissatisfaction with our service, customers' ability to continue their operations and spending levels, and deteriorating general economic conditions. If our customers do not renew their subscriptions for our service or reduce the level of service at the time of renewal, our revenue will decline and our business will suffer.

    Our future success also depends in part on our ability to sell additional features and services, more subscriptions or enhanced editions of our service to our current customers. This may also require increasingly sophisticated and costly sales efforts that are targeted at senior management. Similarly, the rate at which our customers purchase new or enhanced services depends on a number of factors, including general economic conditions. If our efforts to upsell to our customers are not successful, our business may suffer.

    Weakened global economic conditions may adversely affect our industry, business and results of operations.

    Our overall performance depends in part on worldwide economic conditions. The United States and other key international economies have experienced in the past a downturn in which economic activity was impacted by falling demand for a variety of goods and services, restricted credit, poor liquidity, reduced corporate profitability, volatility in credit, equity and foreign exchange markets, bankruptcies and overall uncertainty with respect to the economy. These conditions affect the rate of information technology spending and could adversely affect our customers' ability or willingness to purchase our enterprise cloud computing services, delay prospective customers' purchasing decisions, reduce the value or duration of their subscription contracts or affect renewal rates, all of which could adversely affect our operating results.

    If the Company is unable to adapt to constantly changing markets and to continue to develop new products and technologies to meet the customers’ needs, the Company’s revenue and profitability will be negatively affected.

    The Company’s future revenue is dependent upon the successful and timely development and licensing of new and enhanced versions of its products and potential product offerings suitable to the customer’s needs.  If the Company fails to successfully upgrade existing products and develop new products, and those new products do not achieve market acceptance, the Company’s revenue will be negatively impacted.

    The Company faces risks associated with the loss of maintenance and other revenue.

    The Company has historically experienced the loss of long-term maintenance customers as a result of the reliability of some of its products. Some customers may not see the value in continuing to pay for maintenance that they do not need or use, and in some cases, customers have decided to replace the Company’s applications or maintain the system on their own.  The Company continues to focus on these maintenance clients by providing new functionality and enhancements to meet their business needs.  The Company also may lose some maintenance revenue due to consolidation of industries, macroeconomic conditions or customer operational difficulties that lead to their reduction of size.  In addition, future revenue will be negatively impacted if the Company fails to add new maintenance customers that will make additional purchases of the Company’s products and services.

    The Company faces risks associated with new product introductions, including ReposiTrack™.

    The first installations of ReposiTrack™ began in August 2012 and market and product data related to these implementations is still being analyzed. The Company also continually receives and analyzes market and product data on other products, and the Company may endeavor to develop and commercialize new product offerings based on this data.  The following risks apply to ReposiTrack™ and other potential new product offerings:

●
it may be difficult for the Company to predict the amount of service and technological resources that will be needed by customers of ReposiTrack™ or other new offerings, and if the Company underestimates the necessary resources, the quality of its service will be negatively impacted thereby undermining the value of the product to the customer;

●	the Company lacks experience with ReposiTrack™ and the market acceptance to accurately predict if it will be a profitable product;

●
technological issues between the Company and the customer may be experienced in capturing data, and these technological issues may result in unforeseen conflicts or technological setbacks when implementing additional installations of RespoiTrack™. This may result in material delays and even result in a termination of the engagement with the customer;

●	the customer’s experience with ReposiTrack™ and other new offerings, if negative, may prevent the Company from having an opportunity to sell additional products and services to that customer;

●
if the customer does not use ReposiTrack™ as the Company recommends and fails to implement any needed corrective action(s), it is unlikely that the customer will experience the business benefits from the software and may therefore be hesitant to continue the engagement as well as acquire any additional software products from the Company; and

●	delays in proceeding with the implementation of ReposiTrack™ or other new products for a new customer will negatively affect the Company’s cash flow and its ability to predict cash flow.

    The Company faces risks associated with proprietary protection of the Company’s software.

    The Company’s success depends on the Company’s ability to develop and protect existing and new proprietary technology and intellectual property rights.  The Company seeks to protect its software, documentation and other written materials primarily through a combination of patents, trademarks, and copyright laws, trade secret laws, confidentiality procedures and contractual provisions.  While the Company has attempted to safeguard and maintain the Company’s proprietary rights, there are no assurances that the Company will be successful in doing so.  The Company’s competitors may independently develop or patent technologies that are substantially equivalent or superior to the Company’s.

    Despite the Company’s efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company’s products or obtain and use information that the Company regards as proprietary.  In some types of situations, the Company may rely in part on ‘shrink wrap’ or ‘point and click’ licenses that are not signed by the end user and, therefore, may be unenforceable under the laws of certain jurisdictions.  Policing unauthorized use of the Company’s products is difficult.  While the Company is unable to determine the extent to which piracy of the Company’s software exists, software piracy can be expected to be a persistent problem, particularly in foreign countries where the laws may not protect proprietary rights as fully as the United States.  The Company can offer no assurance that the Company’s means of protecting its proprietary rights will be adequate or that the Company’s competitors will not reverse engineer or independently develop similar technology.

    The Company may discover software errors in its products that may result in a loss of revenue, injury to the Company’s reputation or subject us to substantial liability.

    Non-conformities or bugs ("errors") may be found from time to time in the Company’s existing, new or enhanced products after commencement of commercial shipments, resulting in loss of revenue or injury to the Company’s reputation.  In the past, the Company has discovered errors in its products and as a result, has experienced delays in the shipment of products.  Errors in the Company’s products may be caused by defects in third-party software incorporated into the Company’s products.  If so, the Company may not be able to fix these defects without the cooperation of these software providers.  Since these defects may not be as significant to the software provider as they are to us, the Company may not receive the rapid cooperation that may be required.  The Company may not have the contractual right to access the source code of third-party software, and even if the Company does have access to the code, the Company may not be able to fix the defect. In addition, our customers may use our service in unanticipated ways that may cause a disruption in service for other customers attempting to access their data. Since the Company’s customers use the Company’s products for critical business applications, any errors, defects or other performance problems could hurt the Company’s reputation and may result in damage to the Company’s customers’ business.  If that occurs, customers could elect not to renew, delay or withhold payment to us, we could lose future sales or customers may make warranty or other claims against us, which could result in an increase in our provision for doubtful accounts, an increase in collection cycles for accounts receivable or the expense and risk of litigation. These potential scenarios, successful or otherwise, would likely be time consuming and costly.

    Some competitors are larger and have greater financial and operational resources that may give them an advantage in the market.

    Many of the Company’s competitors are larger and have greater financial and operational resources.  This may allow them to offer better pricing terms to customers in the industry, which could result in a loss of potential or current customers or could force us to lower prices.  Any of these actions could have a significant effect on revenue.  In addition, the competitors may have the ability to devote more financial and operational resources to the development of new technologies that provide improved operating functionality and features to their product and service offerings.  If successful, their development efforts could render the Company’s product and service offerings less desirable to customers, again resulting in the loss of customers or a reduction in the price the Company can demand for the Company’s offerings.

    Risks Relating to the Company’s Common Stock

    The limited public market for the Company’s securities may adversely affect an investor’s ability to liquidate an investment in the Company.

    Although the Company’s common stock is currently quoted on the NYSE MKT Exchange, there is limited trading activity.  The Company can give no assurance that an active market will develop, or if developed, that it will be sustained.  If an investor acquires shares of the Company’s common stock, the investor may not be able to liquidate the Company’s shares should there be a need or desire to do so.

    Future issuances of the Company’s shares may lead to future dilution in the value of the Company’s common stock, will lead to a reduction in shareholder voting power and may prevent a change in Company control.

    The shares may be substantially diluted due to the following:

●	issuance of common stock in connection with funding agreements with third parties and future issuances of common and preferred stock by the Board of Directors; and
●
the Board of Directors has the power to issue additional shares of common stock and preferred stock and the right to determine the voting, dividend, conversion, liquidation, preferences and other conditions of the shares without shareholder approval.

    Stock issuances may result in reduction of the book value or market price of outstanding shares of common stock.  If the Company issues any additional shares of common or preferred stock, proportionate ownership of common stock and voting power will be reduced.  Further, any new issuance of common or preferred stock may prevent a change in control or management.

USE OF PROCEEDS

    We will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. A portion of the shares covered by this prospectus are issuable upon exercise of Warrants (the "Warrant Shares"). Upon any exercise of the Warrants for cash, the Selling Stockholders would pay us the exercise price of the Warrants. The cash exercise price of the Warrants is $3.50 per Warrant Share, subject to adjustment as set forth in the Warrants.

    Some Warrants are exercisable on a cashless basis under certain conditions set forth in those Warrants. If these Warrants are exercised on a cashless basis, we would not receive any cash payment from the Selling Stockholders upon exercise of the Warrants. Instead, the Selling Stockholders would satisfy their obligation to pay the exercise price through a formula-based transfer of Warrant Shares by us.

    The funds that may be received by us upon exercise of the Warrants, estimated to be approximately $940,170 if all Warrants are exercised for cash at a price of $3.50 per share, will be used for general working capital purposes.

SELLING STOCKHOLDERS

    In the Private Placements on March 14, 15 and 22, 2013, we issued 756,858 shares of Common Stock and Warrants to purchase an additional 249,763 shares of Common Stock to a group of accredited investors (the "Investors"), resulting in gross proceeds to us of approximately $2.64 million. Dawson James Securities, Inc. ("Dawson James") acted as the sole placement agent for Private Placements to certain Investors on March 14, 2013, and received $65,944.06 and Warrants to purchase 18,857 shares Common Stock as placement agent fees, resulting in the issuance of Warrants to purchase an aggregate total of 268,620 shares of Common Stock over the course of the Private Placements. The net proceeds from the Private Placements to the Company, after deducting placement agent fees, estimated financing costs and other expenses, was approximately $2.5 million.

    Pursuant to a registration rights agreement (the "Registration Rights Agreement") with the Investors in the Private Placements, we agreed to file with the SEC a registration statement covering the resale of all shares of Common Stock and Warrant Shares issued in the Private Placements (the "Securities"), pursuant to Rule 415 of the Securities Act. Accordingly, we filed a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale of these Securities from time to time. In addition, we agreed in the Registration Rights Agreement to use our best efforts to cause the registration statement to be declared effective under the Securities Act by June 12, 2013, and to use our best efforts to keep the registration statement effective until the Securities covered by this prospectus have been sold or may be sold without registration or prospectus delivery requirements under the Securities Act, subject to certain restrictions.

Selling Stockholder Table

    The table below presents information as of May 3, 2013, regarding the Selling Stockholders and the Securities that the Selling Stockholders (and their donees, pledgees, assignees, transferees and other successors in interest) may offer and sell from time to time under this prospectus. More specifically, the following table sets forth as to the Selling Stockholders:

●
the number of shares of our common stock that the Selling Stockholders beneficially owned prior to the offering for resale of any of the shares of our common stock being registered by the registration statement of which this prospectus is a part;

●	the Securities that may be offered for resale for the Selling Stockholders’ account under this prospectus; and

●
the number and percent of shares of our common stock to be held by the Selling Stockholders after the offering of the resale securities, assuming all of the resale shares of common stock are sold by the Selling Stockholders and that the Selling Stockholders do not acquire any other shares of our common stock prior to their assumed sale of all of the resale shares.

    The table is prepared based on information supplied to us by the Selling Stockholders. Although we have assumed for purposes of the table below that the Selling Stockholders will sell all of the Securities offered by this prospectus, because the Selling Stockholders may offer from time to time all or some of its Securities covered under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of Securities that will be resold by the Selling Stockholders or that will be held by the Selling Stockholders after completion of the resales. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of the Securities in transactions exempt from the registration requirements of the Securities Act since the date the Selling Stockholders provided the information regarding their holdings. Information covering the Selling Stockholders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required.

    Except as described above, there are currently no agreements, arrangements or understandings with respect to the resale of any of the Securities covered by this prospectus.

The applicable percentages of ownership are based on an aggregate of 16,121,217 shares of our common stock issued and outstanding on May 8, 2013. The number of shares beneficially owned by the Selling Stockholders is determined under rules promulgated by the SEC.

Name (1)	Shares Beneficially Owned Prior to Offering*	Maximum Number of Shares Being Offered Pursuant to this Prospectus	Shares Beneficially Owned After Offering
			Number	Percent**
Alpha Capital Anstalt (2)(3)(4)	285,000	285,000	–	**
Osher Capital Partners Ltd. (2)(5)(6)	37,999	37,999	–	**
Brio Capital Master Fund Ltd. (2)(7)(8)	95,001	95,001	–	**
Craig M. Schwabe (9)	4,195	4,195	–	**
Noam Rubinstein (9)	2,781	2,781	–	**
Dawson James Securities, Inc. (9)(10)	1,886	1,886	–	**
Mark Viklund (9)	566	566	–	**
Michael Vasinkevich (9)	9,429	9,429	–	**
George Karutz (11)(12)	180,186	99,750	80,436	**
MAZ Partners LP(11)(13)(14)	171,832	133,000	38,832	**
LRW Revocable Trust (11)(15)(16)	39,900	39,900	–	**
Park City Capital Offshore Master, Ltd. (11)(17)(18)	369,260	95,760	273,500	1.7%
Stanley Bedell (11)(19)	22,610	22,610	–	**
Matt A. Clissold, MD PC Profit Sharing Plan (11)(20)(21)	38,001	38,001	–	**
Mike Caruso (11)(22)	309,600	159,600	150,000	**

*	Beneficial ownership assumes the exercise of all warrants held by the Selling Stockholder.
**	Less than 1%
(1)	Information concerning other Selling Stockholders will be set forth in one or more prospectus supplements from time to time, if required.
(2)
The placement agent for these Selling Stockholders was Dawson James Securities, Inc. ("Dawson James"), which received a 6% commission and Warrants to purchase an aggregate total of 18,857 shares of Common Stock. For details of the Warrants and the affiliates of Dawson James who received the Warrants, see Note 6.

(3)	Includes 70,714 shares issuable upon exercise of Warrants.
(4)	Konrad Ackerman, Director of Alpha Capital Anstalt, has voting and/or dispositive power over these shares.
(5)	Includes 9,428 shares issuable upon exercise of Warrants.
(6)	Yisroel Kluger, Director of Osher Capital Partners Ltd., has voting and/or dispositive power over these shares.
(7)	Includes 23,572 shares issuable upon exercise of Warrants.
(8)	Shaye Hirsch, Director of Brio Capital Master Fund Ltd., has voting and/or dispositive power over these shares.
(9)
At the time of the Private Placements, each of these Selling Stockholders has advised us they were, at that time, affiliated with a broker-dealer, Dawson James, and that these securities were received solely as an investment and not with a view to or for resale or distribution of such securities.  These Selling Stockholders received five year Warrants, exercisable for $3.50 per share and cash payments as commission for the transaction described under "Selling Stockholders" above.

(10)	Robert D. Keyser, Chief Executive Officer of Dawson James Securities, Inc., voting and dispositive power over these shares.
(11)	Each of these Selling Stockholders were solicited directly by the Company.
(12)	Includes 24,750 shares issuable upon the exercise of Warrants.
(13)	Includes 33,000 shares issuable upon the exercise of Warrants.
(14)	Walter Schenker is considered a control person of MAZ Partners LP and may be considered the beneficial owner of these shares.
(15)	Includes 9,900 shares issuable upon the exercise of Warrants.
(16)	Leonard Wanger is considered a control person of the LRW Revocable Trust and may be considered the beneficial owner of these shares.
(17)	Includes 23,760 shares issuable upon the exercise of Warrants.
(18)	Michael Fox is considered a control person of Park City Capital Offshore Master, Ltd. and may be considered the beneficial owner of these shares.
(19)	Includes 5,610 shares issuable upon the exercise of Warrants.
(20)	Includes 9,429 shares issuable upon the exercise of Warrants.
(21)
Dr. Clissold is considered a control person of the Matt A. Clissold, MD PC Profit Sharing Plan and may be considered the beneficial owner of these shares. Dr. Clissold is the brother of Edward L. Clissold, the Company’s Chief Financial Officer, General Counsel and Secretary.

(22)	Includes 39,600 shares issuable upon the exercise of Warrants.

RELATIONSHIPS BETWEEN THE ISSUER AND THE SELLING STOCKHOLDERS

    Except as indicated in the footnotes to the Selling Stockholders Table above, none of the Selling Stockholders has at any time during the past three years acted as one of our employees, officers or directors or had a material relationship with us.

PLAN OF DISTRIBUTION

    Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

    The Selling Stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

    Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

    In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume.  The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities.  The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

    The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

    The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities.  The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

    Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The Selling Stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholders.

    We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the Selling Stockholders or any other person.  We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF OUR CAPITAL STOCK

    The Company is authorized to issue up to 50,000,000 shares of common stock, $0.01 par value and 30,000,000 shares of preferred stock, $0.01 par value, of which 750,000 shares of have been designated as Series A Convertible Preferred Stock ("Series A Preferred"), and 600,000 shares have been designated as Series B Convertible Preferred Stock ("Series B Preferred").  As of May 8, 2013 , there were 16,121,217 shares of its common stock, and 411,927 shares of its Series B Preferred issued or outstanding.  The following is a summary of the material rights and privileges of our common stock and preferred stock.

Common Stock

    Subject to the rights of the holders of any preferred stock that may be outstanding, each holder of common stock on the applicable record date is entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore, and in the event of liquidation, to share pro rata in any distribution of our assets after payment, or providing for the payment, of liabilities and the liquidation preference of any outstanding preferred stock. Each holder of common stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of stockholders, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities. Except as disclosed herein, there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All outstanding shares of common stock are, and the shares of common stock offered hereby will be, when issued, fully paid and non-assessable.

Preferred Stock

    Our Board of Directors is empowered, without approval of the stockholders, to cause shares of preferred stock to be issued in one or more series, with the numbers of shares of each series to be determined by the Board.  The Board of Directors is also authorized to fix and determine variations in the designations, preferences, and special rights (including, without limitation, special voting rights, preferential rights to receive dividends or assets upon liquidation, rights of conversion into common stock or other securities, redemption provisions and sinking fund provisions) between the preferred stock or any series thereof and the common stock.  The shares of preferred stock or any series thereof may have full or limited voting powers or be without voting powers.

    Although we have no present intent to issue shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal.  For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction, or such issuance might facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders.  In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock.  Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock.

Warrants

    We are registering 268,620 shares of common stock underlying Warrants as part of this prospectus. The Warrants are exercisable for $3.50 per share and expire five years from the date of issuance. The number of shares and price at which the Warrants are exercisable is subject to adjustment in certain events, such as mergers, reorganizations or stock splits, to prevent dilution. If one of these events occurs, the number of shares into which the Warrants may be converted and the exercise price will be adjusted as needed to ensure that the warrant holder continues to have the right to receive a comparable number of shares or cash consideration as the holder would have received had the holder already exercised its warrant prior to the event. The Warrants may not be redeemed by the Company.

Series A Convertible Preferred Stock

    In June 2007, our Board of Directors adopted a resolution designating the Series A Preferred, consisting of 750,000 shares. Currently, there are no shares of Series A Preferred issued and outstanding following the Company’s redemption of all outstanding shares of Series A Preferred, as described below. The following description of the Series A Preferred is a summary only:

   Dividends.  Holders of the Series A Preferred (each a "Holder") are entitled to receive cumulative dividends at the rate per share of 10% per annum. Prior to June 1, 2010, dividends were paid in cash or shares of Series A Preferred, or a combination thereof, pursuant to the terms and conditions of Certificate of Designation of the Relative Rights, Powers and Preference of the Series A Preferred (the “Certificate of Designation”).  After June 1, 2010, the holders may elect to have future dividends paid in cash in the event that during any sixty (60) trading day period commencing on or June 1, 2010, the average closing price shall be less than or equal to $3.00, the Series A Preferred stock conversion price.

   Voting Rights.  The holders of the Series A Preferred shall be entitled to the number of votes equal to the number of whole shares of common stock into which the shares of Series A Preferred held by such holder are then convertible.  The holders of Series A Preferred shall vote together with the holders of common stock as a single class.

   Liquidation.  Upon any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the holders of Series A Preferred shall be entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the stated value of the Series A Preferred ($10 per share), plus any accrued and unpaid dividends thereon and any other fees or liquidated damages owing thereon, for each share of Series A Preferred before any distribution or payment shall be made to the holders of any junior securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of the Series A Preferred shall be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

   Conversion. The shares of Series A Preferred are initially convertible into shares of the Company's common stock at a price of $3.00 per share, however, the conversion price is subject to adjustment based upon certain conditions.

   Certain Price and Share Adjustments.

a)        Stock Dividends and Stock Splits.  If the Company (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of common stock on shares of common stock or any other common stock equivalents; (B) subdivides outstanding shares of common stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of common stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of the common stock, any shares of capital stock of the Company, then the conversion price shall be adjusted accordingly.

b)        Merger or Reorganization.  If the Company is involved in any reorganization, recapitalization, reclassification, consolidation or merger in which the common stock is converted into or exchanged for securities, cash or other property than each shares of Series A Preferred shall be convertible into the kind and amount of securities, cash or other property that a holder of the number of shares of common stock issuable upon conversion of one share of Series A Preferred prior to any such merger or reorganization would have been entitled to receive pursuant to such transaction.

c)        Mandatory Conversion.  If upon effective registration under the Securities Act the Closing Price of the Company’s common stock is for at least twenty (20) trading days during a period of thirty (30) trading days shall be at least 200% of Conversion Price, than all outstanding shares of Series A Preferred Stock shall automatically be converted  into such number of fully paid and nonassessable shares of common stock at the conversion price in effect at the time of conversion.  Upon such mandatory conversion the number of shares of Series A Preferred shall be automatically reduced by the number of shares that had been designated as Series A Preferred and all references to Series A Preferred shall be deleted herefrom and shall be of no further force or effect.

   Redemption. On March 15, 2013, the Company called for the redemption of all outstanding shares of its Series A Preferred, pursuant to the Certificate of Designation, which allows the Company to, upon 30 days written notice, redeem all issued and outstanding shares of Series A Preferred for $10.00 per share (the “Series A Preferred Redemption”).  Holders of Series A Preferred could also elect to convert, rather than redeem, their shares of Series A Preferred into 3.33 shares of common stock, at $3.00 per share. The Company completed the Series A Preferred Redemption on April 15, 2013. All but one holder of Series A Preferred elected to convert their shares of Series A Preferred into shares of the Company’s common stock.

Series B Convertible Preferred Stock

    In July 2010, our Board of Directors adopted a resolution designating the Series B Preferred, consisting of 600,000 shares, of which 411,927 shares of Series B Preferred have been issued.  The following description of the Series B Preferred is a summary only:

   Dividends.  Holders of the Series B Preferred (each a "Holder") are entitled to receive cumulative dividends at the rate per share of 12% per annum for the first three years following the date of issuance, 15% per annum for the period beginning three years following the date of issuance and continuing until five years from the date of issuance, and 18% per annum beginning five years from the date of issuance.  Dividends are payable quarterly in cash.

   Voting Rights.  Beginning July 1, 2011, the holders of the Series B Preferred shall be entitled to the number of votes equal to the number of whole shares of common stock into which the shares of Series B Preferred held by such holder are then convertible.  The holders of Series B Preferred shall vote together with the holders of common stock as a single class.

   Liquidation.  Upon any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the holders of Series B Preferred shall be entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the greater of the stated value of the Series B Preferred ($10 per share), plus any accrued and unpaid dividends thereon and any other fees or liquidated damages owing thereon, or such amount as would have been payable had each share of Series B Preferred been converted into common stock immediately prior to such Liquidation.  In either event, the amount paid shall be paid for each share of Series B Preferred before any distribution or payment shall be made to the holders of any junior securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of the Series B Preferred shall be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

   Conversion.  Each share of Series B Preferred may be converted, at the option of the holder, at any time after July 1, 2011, into 2.5 shares of common stock, however, the conversion price is subject to adjustment based upon certain conditions.  If all shares of Series B Preferred are converted into common stock at the initial conversion price, of which there can be no assurance, approximately 1,029,818 shares of common stock will be issued in such conversion.

   Certain Price and Share Adjustments.

a)        Stock Dividends and Stock Splits.  If the Company (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of common stock on shares of common stock or any other common stock equivalents; (B) subdivides outstanding shares of common stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of common stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of the common stock, any shares of capital stock of the Company, then the conversion price shall be adjusted accordingly.

b)        Merger or Reorganization.  If the Company is involved in any reorganization, recapitalization, reclassification, consolidation or merger in which the common stock is converted into or exchanged for securities, cash or other property than each shares of Series B Preferred shall be convertible into the kind and amount of securities , cash or other property that a holder of the number of shares of common stock issuable upon conversion of one share of Series B Preferred prior to any such merger or reorganization would have been entitled to receive pursuant to such transaction.

c)        Mandatory Conversion.  If the Closing Price of the Company’s common stock is for at least twenty (20) trading days during a period of thirty (30) trading days shall be at least 200% of Conversion Price, than all outstanding shares of Series A Preferred Stock shall automatically be converted  into such number of fully paid and nonassessable shares of common stock at the conversion price in effect at the time of conversion.  Upon such mandatory conversion the number of shares of Series B Preferred shall be automatically reduced by the number of shares that had been designated as Series B Preferred and all references to Series B Preferred shall be deleted herefrom and shall be of no further force or effect.

Transfer Agent

    Our transfer agent is Interwest Transfer Company, 1981 East Murray-Holladay Blvd., Salt Lake City, Utah 84117.

LEGAL MATTERS

    Certain legal matters in connection with this offering were passed upon for us by Edward L. Clissold, Park City Group, Inc. General Counsel.

EXPERTS

    The financial statements of the Company included in this registration statement for the years ended June 30, 2012 and June 30, 2011 have been audited by HJ & Associates, LLC, of Salt Lake City, Utah, an independent registered public accounting firm as set forth in their report thereon.  Such financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

    We are a public company and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available, at no charge, to the public at the SEC’s web site at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC in other documents, which means that we can disclose important information to you by referring you to those documents instead repeating the information in this prospectus. The information incorporated by reference is a part of this prospectus; provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

•	Annual Report on Form 10-K for the fiscal year ended June 30, 2012, filed on September 25, 2012;
•	Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2012, filed on November 8, 2012;
•	Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2012, filed on February 14, 2013;
•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, filed on May 9, 2013;
•	Current Report on Form 8-K, filed on August 1, 2012;
•	Current Report on Form 8-K, filed on August 6, 2012;
•	Current Report on Form 8-K, filed on August 8, 2012;
•	Current Report on Form 8-K, filed on September 4, 2012;
•	Current Report on Form 8-K, filed on October 19, 2012;
•	Current Report on Form 8-K, filed on November 27, 2012;
•	Current Report on Form 8-K, filed on January 16, 2013;
•	Current Report on Form 8-K, filed on February 6, 2013;
•	Current Report on Form 8-K, filed on February 15, 2013;
•	Current Report on Form 8-K, filed on March 15, 2013;
•	Current Report on Form 8-K, filed on March 18, 2013;
•	Current Report on Form 8-K, filed on March 26, 2013;
•	Current Report on Form 8-K, filed on April 1, 2013;
•	Current Report on Form 8-K, filed on April 19, 2013.
•
the description of our common stock contained in the Registration Statement on Form 8-A12B filed pursuant to Section 12 of the Exchange Act on October 29, 2010, including any amendment or report filed with the SEC for the purpose of updating this description;

•
any documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement; and

•
all documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the underlying securities.

    A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

    We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing us at Park City Group, Inc., Attn: Corporate Secretary, 299 South Main Street, Suite 2370, Salt Lake City, Utah 84111, or calling us at (435) 645-2000.

    This prospectus is part of a registration statement we filed with the SEC. You should only rely on the information or representations contained in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide information other than that provided in this prospectus and any accompanying prospectus supplement. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any accompanying prospectus supplement is accurate as of any date other than the date on the front of the document.

PROSPECTUS

1,025,478 SHARES COMMON STOCK

May 13, 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    We estimate that our expenses in connection with this registration statement will be as follows:

Legal Fees and Expenses*	$25,000
Accounting Fees and Expenses*	$5,000
Printing and Miscellaneous Expenses*	$10,000

Total	$40,000

* Estimated expenses

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Our Articles of Incorporation, as amended and restated, provide to the fullest extent permitted by the General Corporation Law of the State of Nevada, that our directors or officers shall not be personally liable to us or  our shareholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended and restated, is to eliminate our rights and our shareholders lights (through shareholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

    Our By Laws also provide that the Board of Directors may also authorize us to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations, and upon the same conditions as are required for the indemnification of, and advancement of, expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16.  EXHIBITS

Exhibit No.	Description of Document	Incorporation by Reference
5.1	Opinion re: Legality	Incorporated by reference from Exhibit 5.1 to the Registration Statement on Form S-3, filed April 15, 2013.
10.1	Form of Purchase Agreement	Incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K, filed March 15, 2013.
10.2	Form of Registration Rights Agreement	Incorporated by reference from Exhibit 10.2 to the Current Report on Form 8-K, filed March 15, 2013.
10.3	Form of Purchaser Warrant	Incorporated by reference from Exhibit 10.3 to the Current Report on Form 8-K, filed March 15, 2013.
10.4	Form of Subscription Agreement	Incorporated by reference from Exhibit 10.4 to Amendment No. 1 to Registration Statement on Form S-3, filed May 3, 2013.
23.1	Consent of Counsel (included in Exhibit 5.1)	Incorporated by reference from Exhibit 5.1 to the Registration Statement on Form S-3, filed April 15, 2013.
23.2	Consent of Independent Registered Public Accounting Firm – HJ & Associates, LLC	Incorporated by reference from Exhibit 23.2 to the Registration Statement on Form S-3, filed April 15, 2013.

ITEM 17.  UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;  provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on  May 13, 2013.

PARK CITY GROUP, INC.

By:	/s/ Randall K. Fields
Randall K. Fields
Chief Executive Officer, Chairman and Director (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Randall K. Fields	Chairman of the Board and Director, Chief Executive Officer, (Principal Executive Officer)	May 13, 2013
Randall K. Fields

/s/ Edward L. Clissold	Vice President and Chief Financial Officer (Principal Financial Officer & Principal Accounting Officer)	May 13, 2013
Edward L. Clissold

/*/	Director, and Compensation Committee Chairman	May 13, 2013
Robert W. Allen

/*/	Director	May 13, 2013
James R. Gillis

/*/	Director, and Nominating / Governance Committee Chairman	May 13, 2013
William S. Kies, Jr.

/*/	Director, and Audit Committee Chairman	May 13, 2013
Robert P. Hermanns

/*/	Director	May 13, 2013
Richard Juliano

/*/	Director	May 13, 2013
Austin F. Noll, Jr.

/*/	Director	May 13, 2013
Ronald C. Hodge

* By: /s/ Edward L. Clissold
Attorney-in-fact